Exhibit 10.16

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made and entered into this 29th day of December, 2006 by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”) and Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (collectively “Pequot”) and inures to the benefit of each of the Company’s and Pequot’s current, former and future parents, subsidiaries, related entities, and insurance carriers as well as their fiduciaries, predecessors, successors, officers, directors, partners, agents, affiliates, advisors, employees, stockholders and assigns (collectively referred to herein as “Releasees”). Each of the Company and Pequot are sometimes referred to herein as a “Party,” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Securities Purchase Agreement dated as of December 30, 2005 (the “Securities Purchase Agreement”) between the Company and Pequot, or the Notes and Warrants, as applicable, referred to therein.

RECITALS

A. WHEREAS, Pequot loaned to the Company the principal amount of $10,000,000 pursuant to the Notes and the other agreements and instruments between the Company (or its subsidiaries) and Pequot identified on Schedule A hereto (collectively, the “Transaction Documents”);

B. WHEREAS, a dispute has arisen regarding alleged Events of Default and certain other matters under the Notes;

C. WHEREAS, Longview Fund, L.P. and Alpha Capital Anstalt (collectively, the “New Investors”) desire to purchase the Notes from Pequot and enter into a new loan agreement with the Company to fund the concurrent repayment in full of all of the Company’s outstanding obligations to Square 1 Bank (the “Refinancing”); and

D. WHEREAS, the Parties wish to permanently resolve all disputes between them and all claims against each other.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, the Parties agree as follows:

1. Settlement. In compromise and settlement of the claims and disputes among the Parties, the Parties agree to the following:

(a) Assignment of the Notes. Pequot shall assign (the “Assignment”) and deliver all of the original Notes, as well the Security Agreement and each Subsidiary Security Agreement identified as Items 12 through 18 on Schedule A attached hereto (the “Assigned Security Agreements”), to the New Investors in exchange for one lump-sum cash payment by the New Investors to Pequot in the aggregate amount of $10,000,000 (the “Purchase Price”), which shall be paid at the closing of the Assignment (the “Closing”), all on the terms and conditions set forth in the Addendum to Assignment of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes Dated December 30, 2005. The Assignment and the Refinancing are collectively referred to herein as the “Transaction.”

(b) Settlement Payment. As partial consideration for this Agreement and in connection with the Refinancing and the amount due to Pequot under the Notes, the Company agrees to pay to Pequot a settlement payment in the amount of $1,250,000 (the “Settlement Amount”). The Settlement Amount will be paid as described in paragraph 1(c) below.

(c) Warrants. The Company acknowledges that the issuance of warrants and other securities to the New Investors in connection with the Refinancing will automatically trigger an anti-dilution adjustment to each of the Warrants as described in Section 2 below. On the date of the Closing of the Refinancing and immediately after consummation thereof on December 29, 2006, Pequot agrees to exercise a portion of the Warrants to purchase 1,346,154 Warrant Shares for cash, the total exercise price being $1,750,000.20. Pequot will promptly remit on December 29, 2006 by wire transfer to the Company an aggregate of $500,000.20, which represents the aggregate cash exercise price of $1,750,000.20 for such Warrant Shares less the Settlement Amount, and the Company agrees to have such Warrant Shares delivered electronically to Pequot no later than Friday, December 29, 2006.

(d) Mandatory Exercise. Subject to the provisions of this Section 1(d) and Section 3 hereof, Pequot shall exercise the Warrants to purchase an additional 902,267 Warrant Shares for cash no later than 75 days following the Closing or, if such date is not a Business Day, the next succeeding Business Day following such 75 day period (such final date, the “Mandatory Exercise Date”) and shall immediately remit to the Company by wire transfer the aggregate of $403,500.23, which represents the aggregate cash exercise price of $1,172,947.10 for such Warrant Shares (the “Mandatory Exercise”) less the Interest as described in Section 1(e) below, and less the expense reimbursement described in Section 1(f) below, and the Company shall immediately deliver to Pequot 902,267 Warrant Shares in freely transferable electronic form; provided that Pequot’s obligation to complete the Mandatory Exercise is subject to each of the following conditions being satisfied on the earlier of the actual exercise date of the Warrants or the Mandatory Exercise Date (the “Conditions”): (i) the Closing of the Transaction has been publicly announced by the Company; (ii) the average daily VWAP of the Company’s Common Stock has, for any seven consecutive trading days following and during the effective registration of such Warrant Shares for resale with the Commission (and all of the other Conditions are satisfied during such seven day period), exceeded 110% of the Exercise Price of the Warrants; (iii) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (iv) such Warrant Shares are registered for resale and may be freely sold by Pequot pursuant to an effective Registration Statement covering all of such Warrant Shares; (v) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such Warrant Shares are approved for listing upon issuance; (vi) such issuance would be permitted in full without violating the rules or regulations of any Trading Market; (vii) no public announcement of a pending or proposed Change of Control transaction after the Closing of the Transaction has occurred that has not been consummated; and (viii) there has been no breach, noncompliance or other violation of this Agreement by the

Company that remains uncured. Upon the request of Pequot, the Company agrees to confirm in writing that the Conditions have been met. In the event that any of the foregoing Conditions is not satisfied by the Mandatory Exercise Date, then this Section 1(d) shall no longer be of any force or effect, and the Holder of the Warrants may exercise the Warrants in accordance with their terms (including, without limitation, on a “cashless exercise” basis). In the event that there is any adjustment to the Exercise Price (other than as specifically described herein), all references to dollar amounts and number of shares shall be adjusted to preserve the economic intent of the transactions contemplated hereunder.

(e) Accrued, Unpaid Interest. The Parties agree that $539,446.87 (the “Interest”) represents all unpaid interest accrued on the Notes from September 30, 2006 through the Closing, which Interest shall be payable on the earliest of (i) the Mandatory Exercise as an offset to the aggregate exercise price therefor as set forth in Section 1(d) above, (ii) the exercise after the Mandatory Exercise Date by Pequot of the Warrants to purchase an aggregate of 902,267 Warrant Shares as an offset to the aggregate exercise price therefor, (iii) such earlier date in cash at the election of the Company; or (iv) May 31, 2007 in cash. In the event the exercise of such Warrants is completed on a cashless basis, the Company shall have the option to pay a proportional amount of the Interest (based on the total amount of Warrants exercised on a cashless basis relative to the 902,267 Warrant Shares to be exercised in accordance with this Section 1(e)), in shares in the manner provided in the Notes; provided that such shares are registered for resale and may be freely tradable by Pequot pursuant to an effective Registration Statement filed with the Commission covering such shares and each of the other Conditions (applied, mutatis mutandis, to such shares) are and remain satisfied. Upon the written request of Pequot, the Company agrees to provide written confirmation that each of such Conditions have been satisfied. For avoidance of doubt, the number of freely-tradable shares of Common Stock that would be issued to Pequot as payment for the Interest shall be determined by dividing the amount of the Interest set forth above by 93% of the arithmetic average of the VWAP for each of the 20 consecutive Trading Days prior to the exercise date (not including such date) and rounding down to the nearest whole share. If the Company does not pay Pequot the Interest in full by the Mandatory Exercise Date, the Company shall pay Pequot interest on the amount of unpaid Interest for the period from and including the Mandatory Exercise Date to but excluding the date the same is paid in full at a rate of 18% per annum (but in no event in excess of the maximum amount permitted by law). The Parties agree that the exercise price for the Warrants may be paid by offsetting the Settlement Amount, the Interest and the Expenses pursuant to Sections 1(b), 1(d), 1(e) and 1(f) of this Agreement, and that such offsets shall qualify as “immediately available funds” as set forth in the Warrants.

(f) Costs and Expenses. The Company shall reimburse Pequot an amount equal to $230,000 (the “Expenses”) for the amount of the fees and expenses of Pequot’s outside attorneys actually incurred by Pequot in connection with the alleged defaults by the Company under the Notes, the negotiations relating to such alleged defaults, and the negotiation and documentation related to this Agreement and the Transaction. An amount equal to the Expenses shall be payable by the Company (i) by an offset from the Warrant exercise price in connection with the Mandatory Exercise, or (ii) by wire transfer to Pequot on the Mandatory Exercise Date in the event the Mandatory Exercise has not been completed by such date. If the Company does not pay Pequot the Expenses in full on the Mandatory Exercise Date, the

Company shall pay Pequot interest on the amount of unpaid Expenses for the period from and including the Mandatory Exercise Date to but excluding the date the same is paid in full at a rate of 18% per annum (but in no event in excess of the maximum amount permitted by law).

(g) Termination of Transaction Documents; Waiver of Existing Defaults. The Parties hereto agree that (a) upon the Closing of the Transaction, neither Party shall have any further rights, obligations or liabilities to the other Party or its Releasees under any of the Notes, the Assigned Security Agreements, the Guaranty or the Side Letter, (b) upon exercise of the Warrants in full and the Company’s delivery of all Warrant Shares in respect thereof, neither Party shall have any further rights, obligations or liabilities to the other Party or its Releasees under the Securities Purchase Agreement (other than the indemnification rights contained in Sections 4.5, 4.7, 4.14, 7.19 and Article VI of the Securities Purchase Agreement, which shall continue in full force and effect (collectively, the “Surviving Provisions”); and (c) upon the Closing, the Pre-Negotiation Agreement dated October 18, 2006 between the Parties, the Side Letter and the Securities Purchase Agreement (other than the Surviving Provisions) and the Subordination Agreement dated December 30, 2005 between Pequot and Square 1 Bank shall terminate. Upon the Closing of the Transaction, the Parties hereby waive any existing defaults, breaches or noncompliance of the other Party under any of the Transaction Documents.

2. Notice of Adjustment of Warrants. The Company represents and warrants to Pequot that the Refinancing is automatically triggering the ratchet anti-dilution provisions set forth in the Warrants, and as a result, effective as of the Closing: (a) the Exercise Price of all of Pequot’s outstanding Warrants is reduced to $1.30 per share, and (b) the number of Warrant Shares that Pequot may purchase under the Warrants is increased by 1,863,905 shares of Common Stock to a total of 3,210,059 Warrant Shares issuable upon exercise of the Warrants in full. For the avoidance of doubt, the Company acknowledges and agrees that nothing in this Agreement modifies the terms of the Warrants in any respect or shall prevent or limit any other exercise of the Warrants, additional or other adjustment to the Exercise Price and/or the number of Warrant Shares issuable upon exercise of the Warrants, in each case, in accordance with the terms and conditions of the Warrants.

3. Consent to Assignment of Notes; Exercise of Warrants. Each of the Company and Pequot hereby (a) consents to Pequot’s assignment of the Notes and the Assigned Security Agreements to the New Investor, and (b) waives any requirement that Pequot deliver an Exercise Notice to the Company in connection with the exercise of the Warrants pursuant to Sections 1(b) and 1(d). Pequot hereby consents to the Refinancing.

4. Registration Rights. Without limiting any of the Company’s obligations under the Securities Purchase Agreement or the Warrants, the Company agrees to file a registration statement on a Form S-3 with the Securities and Exchange Commission in accordance with Article VI of the Securities Purchase Agreement to register the balance of the 1,863,905 shares of Common Stock underlying the Warrants within five Business Days following the filing of the Company’s Form 10-K for the fiscal year ended October 2, 2006. Without limiting any of the Company’s obligations under the Securities Purchase Agreement or the Warrants, the Company shall use its best efforts to have such registration statement declared effective as soon as reasonably practicable thereafter. Unless otherwise provided in this Agreement, such registration shall be effected in accordance with the registration rights contained in Article VI under the Securities Purchase Agreement.

5. No Actions. Except pursuant to the Assignment, each Party represents and warrants that it has not filed, and has not assigned to any other person or entity, any charges, rights, complaints, claims or actions against any of the other Parties or any of the Releasees or otherwise transferred or assigned any of its rights under the Transaction Documents.

6. Company Release. Effective on the Closing of the Transaction, the Company, for itself and for its heirs, executors, administrators, parents, subsidiaries, assigns and successors (collectively, the “Company Related Parties”), fully, forever, and unconditionally releases, acquits and discharges Pequot and its Releasees from any and all rights, actions, claims, disputes, demands, losses, damages, debts, contracts, expenses (including cost of defense and reasonable attorneys’ fees), liabilities and obligations of whatever nature, character or description, whether known or unknown, suspected or unsuspected, both at law and in equity, that the Company and the Company Related Parties had or now has or may claim to have had arising directly or indirectly from or in connection with any actions taken prior to the Closing of the Transaction, including, without limitation, any claims arising out of or relating to the Notes, any issuance of the Company’s securities, and any agreements or transactions between the Company and the Company Related Parties on the one hand, and Pequot and its Releasees on the other hand (the “Company Released Matters”). Moreover, the Company, for itself and for the Company Related Parties, covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Pequot or any of its Releasees with respect to any Company Released Matters. The Company, for itself and for the Company Related Parties, shall indemnify Pequot for any action by or on behalf of the Company or any of the Company’s officers, directors or subsidiaries brought against Pequot or any Releasee involving the Company and relating to events prior to the Closing. Notwithstanding the foregoing, such release shall not include the registration rights and related indemnification for third party actions against Pequot contained in Article VI in connection with the registration of the shares of Common Stock underlying the Warrants.

7. Pequot Release. Effective on the Closing of the Transaction, and except as otherwise provided in Section 12, Pequot, for itself and for its heirs, executors, administrators, partners, managers, related entities, affiliates, assigns and successors (collectively, the “Pequot Related Parties”), fully, forever, and unconditionally releases, acquits and discharges the Company and its Releasees from any and all rights, actions, claims, disputes, demands, losses, damages, debts, contracts, expenses (including cost of defense and reasonable attorneys’ fees), liabilities and obligations of whatever nature, character or description, whether known or unknown, suspected or unsuspected, both at law and in equity, that Pequot and the Pequot Related Parties had or now has or may claim to have had arising directly or indirectly from or in connection with any actions taken prior to the Closing of the Transaction, including, without limitation, any claims arising out of or relating to the Notes, any issuance of the Company’s securities, and any agreements or transactions between Pequot and the Pequot Related Parties on the one hand, and the Company and its Releasees on the other hand (the “Pequot Released Matters”). Moreover, Pequot, for itself and for the Pequot Related Parties, covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against the Company or any of the Releasees with respect to any Pequot Released Matters.

Notwithstanding the foregoing, such release shall not include the indemnification for third party actions against the Company contained in Article VI in connection with the registration of the shares of Common Stock underlying the Warrants. Nothing herein shall limit the right to assert any claim as a defense, counterclaim or cross-claim against a third party if Pequot or any Pequot Related Party is the subject of any Proceeding.

8. Release of Unknown Claims. The Parties, having been informed of and having read the provisions of California Civil Code §1542 or analogous sections of any other applicable state laws, knowingly and intentionally waive any benefits or protection afforded to them by Civil Code §1542 or analogous sections of any other applicable state laws, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties expressly agree and understand that this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which any Party may have against any of the other Parties arising from acts or omissions occurring prior to the date hereof.

9. Pequot Representations. Pequot represents, warrants and covenants to the Company that: (a) Pequot is the sole record and beneficial owner of the Notes; (b) except as specifically provided for in connection with the Assignment, Pequot has not assigned or transferred the Notes or any of its rights under the Notes, or entered into an agreement to effect such assignment or transfer; and (c) Pequot is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently effect and promulgated under the Securities Act of 1933, as amended.

10. Company Representations. The Company represents, warrants and covenants that: (a) the Company has the requisite corporate power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations hereunder, (b) the execution and delivery of each of this Agreement and each other agreement to be executed by the Company in connection with the Transaction and the consummation by it of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors, its stockholders or the Subsidiaries, (c) each agreement to be executed by the Company in connection with the Transaction has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, (d) the Company, the Subsidiaries and its and each of their respective officers, directors, employees and agents have not delivered, provided or otherwise made available to Pequot any material nonpublic information regarding the Company or any of its Subsidiaries, except for such information relating to the Transaction that will be disclosed in the Company’s Form 8-K reporting the Transaction, (e) except for the 1,863,905 shares of Common

Stock referred to in Section 4, the remaining 1,346,154 Warrant Shares have been registered for resale pursuant to Registration Statement No. 333-131770 and such Registration Statement has been, is and will remain effective and provide for the free transferability of such Warrant Shares., and (f) the Company does not believe that Pequot is an “affiliate” of the Company within the meaning of the rules promulgated under the Securities Act.

11. Conditions. This Agreement and each Party’s obligations hereunder are expressly conditioned upon the Closing of the Refinancing and the Assignment.

12. Company Covenants. The Company (a) shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide Pequot with any material nonpublic information regarding the Company or any of its Subsidiaries, (b) shall hold Pequot and the Pequot Related Parties harmless for any breach or non-compliance with Section 12(a) of this Agreement, (c) shall, at least one Trading Day prior to the filing of any Current Report on Form 8-K with the Commission or issuing any press release, in each case, relating to the Transaction, provide a copy thereof to Pequot for its review and comments and shall notify Pequot of the date that the public disclosure of the transactions described therein will be made, (d) if the Company chooses to issue a press release relating to the Transaction, such press release will be issued on the same date and approximate time that the Company files such 8-K regarding the Transaction with the Commission, and (e) without limiting any of the Company’s obligations under the Securities Purchase Agreement, shall indemnify and hold harmless Pequot and any Pequot Related Parties for their reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection any Proceeding brought by or against any Person in connection with or as a result of any breach or failure to comply by the Company or any officer, director, employee or agent of the Company or any of its Affiliates with any representation, warranty or covenant in this Agreement or any covenant in the Securities Purchase Agreement or the Warrants, in each case, as such expenses or Losses are incurred, excluding only Losses that result directly from Pequot’s or a Pequot Related Party’s gross negligence or willful misconduct. The indemnification obligations of the Company under this Section 12 shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchasers and any such Related Persons. If the Company breaches its obligations under this Agreement, the Warrants or the Securities Purchase Agreement, then, in addition to any other liabilities the Company may have under such agreement or applicable law, the Company shall pay or reimburse Pequot on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse Pequot on demand for all costs of enforcing the indemnification obligations in this Section 12.

13. Tax Matters. Each Party represents that it has received separate tax advice regarding the transactions contemplated by this Agreement and understands that it must rely solely on its own advisors. Except as otherwise provided in Section 6 of the Warrants, Pequot assumes full responsibility for any taxes, and related interest and/or penalties that may ultimately be assessed upon any consideration or benefit provided to Pequot hereunder or pursuant to the Assignment.

14. No Admission. Each of the Parties understand and agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of the Parties.

15. Entire Agreement. The Parties acknowledge and agree that no promises or representations were made which do not appear written or are not referenced herein. This Agreement, together with the Securities Purchase Agreement, the Warrants and any agreement executed by Pequot in connection with the Assignment, contains the entire agreement of the Parties as to its subject matter, and can only be modified, amended or waived by a written agreement signed by the Parties. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. In the event of a conflict or ambiguity between the terms of this Agreement and those in the Warrants or surviving provisions of the Securities Purchase Agreement, the terms of this Agreement shall control. Each Party covenants that such Party has not entered into this Agreement as a result of any representation, agreement, inducement or coercion. Each Party further covenants that the consideration provided in this Agreement is the only consideration for entering into this Agreement, and that no promises or representations of other or further consideration have been made by any person. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16. Attorneys’ Fees. If any action or proceeding in contract or tort arising out of or relating to this Agreement is commenced by any party to this Agreement, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs and expenses incurred in the action or proceeding by the prevailing party, along with any reasonable attorneys’ fees, costs and expenses incurred to collect any amount awarded in connection with any such action or proceeding.

17. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THIS AGREEMENT (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THIS AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THE SECURITIES PURCHASE AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

18. Representation by Counsel. The Parties acknowledge and agree that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, that they have read this Agreement, and have had it fully explained to them by their counsel. The Parties further acknowledge that the waivers they made herein are knowing, conscious and with full appreciation that they are forever foreclosed from pursuing any of the rights so waived and that they understand this Agreement and are signing it voluntarily and without coercion.

19. Survival of Representations and Warranties. All representations and warranties contained in Sections 2, 5, 9 and 10 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

20. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Releasee of Pequot and the Company, as applicable, is an intended third party beneficiary of Section 6 or 7, as applicable.

21. Affiliate Confirmation. Each of the Parties hereto confirms that it believes that Pequot is not an “affiliate” within the meaning of the rules promulgated under the Securities Act of 1933, as amended. Pequot shall not have any liability whatsoever with respect to this Section 21.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date and year first above written. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, which signature shall be deemed of the same legal effect as an original hard copy signature.

IRVINE SENSORS CORPORATION
a Delaware corporation

By:	/s/ JOHN C. CARSON
John Carson,
President and Chief Executive Officer

PEQUOT PRIVATE EQUITY FUND III, L.P.

By: Pequot Capital Management, Inc.,
its Investment Manager

By:	/s/ CARLOS RODRIGUES
Carlos Rodrigues
Chief Financial Officer
Pequot Ventures

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By: Pequot Capital Management, Inc.,
its Investment Manager

By:	/s/ CARLOS RODRIGUES
Carlos Rodrigues
Chief Financial Officer
Pequot Ventures

SCHEDULE A

1.	Securities Purchase Agreement dated December 30, 2005 by and among the Company, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

2.	Amendment to Securities Purchase Agreement dated March 31, 2006 by and among the Company, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

3.	Series 1 Senior Subordinated Secured Convertible Note dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P.

4.	Series 1 Senior Subordinated Secured Convertible Note dated December 30, 2005 between the Company and Pequot Offshore Private Equity Partners III, L.P.

5.	Series 2 Senior Subordinated Secured Convertible Note dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P.

6.	Series 2 Senior Subordinated Secured Convertible Note dated December 30, 2005 between the Company and Pequot Offshore Private Equity Partners III, L.P.

7.	Series 1 Warrant to Purchase Common Stock dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P.

8.	Series 1 Warrant to Purchase Common Stock dated December 30, 2005 between the Company and Pequot Offshore Private Equity Partners III, L.P.

9.	Series 2 Warrant to Purchase Common Stock dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P.

10.	Series 2 Warrant to Purchase Common Stock dated December 30, 2005 between the Company and Pequot Offshore Private Equity Partners III, L.P.

11.	Letter Agreement dated December 30, 2005 between the Company and Pequot Private Equity Fund III, L.P.

12.	Security Agreement dated December 30, 2005 by and among the Company, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

13.	Subsidiary Security Agreement dated December 30, 2005 by and among the Company’s subsidiary iNetworks Corporation, Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

14.	Subsidiary Security Agreement dated December 30, 2005 by and among the Company’s subsidiary Redhawk Vision, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

15.	Subsidiary Security Agreement dated December 30, 2005 by and among the Company’s subsidiary Novalog, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

16.	Subsidiary Security Agreement dated December 30, 2005 by and among the Company’s subsidiary Microsensors, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

17.	Subsidiary Security Agreement dated December 30, 2005 by and among the Company’s subsidiary Optex Systems, Inc., Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.

18.	Subsidiary Guaranty dated December 30, 2005 by and among the Company’s subsidiaries iNetworks Corporation, Redhawk Vision, Inc., Novalog, Inc., Microsensors, Inc. and Optex Systems, Inc., and Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.